Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and
Chief Executive Officer
(763) 551-5000
For Immediate Release
CONTACT:	Investor Relations:
Cara O’Brien/Melissa Myron
Financial Dynamics
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION REPORTS
SECOND QUARTER RESULTS

Minneapolis, MN, September 21, 2004 – Christopher & Banks Corporation (NYSE: CBK) today reported results for its second quarter and six months ended August 28, 2004.

For the second quarter, net income was $5.6 million, or $0.15 per diluted share, compared with $8.5 million, or $0.22 per diluted share, in the prior year period.  Net sales for the second quarter increased 7% to $96.4 million from $89.7 million last year, while same-store sales declined 6% during the quarter.

For the six months ended August 28, 2004, net income was $15.8 million, or $0.42 per diluted share, compared with $19.6 million, or $0.51 per diluted share last year.  Net sales for the six-month period increased 9% to $199.0 million from $183.1 million last year, while same-store sales declined 5%.

During the first half of the fiscal year, the Company opened 52 new stores. As of August 28, 2004 the Company operated 585 stores compared to 494 stores at August 30, 2003.  Forty-two additional stores are planned for third quarter.

Bill Prange, Chairman and Chief Executive Officer of Christopher & Banks Corporation commented, “In the second quarter, we continued to implement changes to our merchandise assortment that we believe will resonate with our core customer.  The impact of these changes has not yet been realized as, based on month-to-date performance, September same-store sales are anticipated to be down eight percent.  However, we are encouraged that we have identified a number of popular styles that have produced early strong sales.  Reorders of these items will begin flowing into our stores in October with heavier receipts expected in November.  We currently plan to provide further guidance on third quarter results after October, the second month of our quarter, is completed.”

The Company also announced that it repurchased 69,500 shares of common stock in September.  Since the inception of its repurchase program in February 2004, the Company has purchased 2,163,500 shares of its common stock at a total cost of $36.6 million.

The Company will discuss its second quarter results in a conference call scheduled for today, September 21, 2004, at 5:00 p.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing providing exclusive fashions under the Christopher & Banks and C.J. Banks labels.  Currently, the Company operates 588 stores in 44 states.  For more information on Christopher & Banks Corporation, visit the Company’s website at www.christopherandbanks.com.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Financial Tables Follow

CHRISTOPHER & BANKS CORPORATION

COMPARATIVE INCOME STATEMENT

FOR THE THREE AND SIX MONTHS ENDED

AUGUST 28, 2004 AND AUGUST 30, 2003

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	August 28, 2004	August 30, 2003	August 28, 2004	August 30, 2003
	(Unaudited)		(Unaudited)

Net sales	$96,373	$89,710	$198,998	$183,083
Merchandise, buying and occupancy	59,834	51,474	118,349	101,564
Gross profit	36,539	38,236	80,649	81,519
Selling, general and administrative	24,431	21,793	49,084	44,491
Depreciation and amortization	3,259	2,797	6,406	5,448
Operating income	8,849	13,646	25,159	31,580
Interest income	242	183	500	399
Income before income taxes	9,091	13,829	25,659	31,979
Income tax provision	3,509	5,338	9,904	12,344

Net income	$5,582	$8,491	$15,755	$19,635
Basic earnings per share:
Net income	$0.15	$0.23	$0.43	$0.53

Basic shares outstanding	36,393	37,440	36,949	37,334

Diluted earnings per share:
Net income	$0.15	$0.22	$0.42	$0.51

Diluted shares outstanding	36,900	38,450	37,518	38,242

Dividends per share	$0.04	$—	$0.08	$—

~ more ~

CHRISTOPHER & BANKS CORPORATION

COMPARATIVE BALANCE SHEET

(in thousands)

	August 28, 2004	August 30, 2003
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,113	$9,187
Short-term investments	29,942	54,835
Merchandise inventory – in store	26,906	23,955
Merchandise inventory – in transit	14,690	7,887
Other current assets	13,571	12,662
Total current assets	106,222	108,526

Property, equipment and improvements, net	87,499	77,308

Other assets	149	80

Total assets	$193,870	$185,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,279	$5,283
Accrued liabilities	12,300	11,920
Total current liabilities	23,579	17,203

Long-term obligations	9,684	4,817

Stockholders’ equity:
Common stock	423	421
Additional paid-in capital	59,785	57,167
Retained earnings	156,057	126,580
Common stock held in treasury	(55,658)	(20,274)
Total stockholders’ equity	160,607	163,894

Total liabilities and stockholders’ equity	$193,870	$185,914

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